Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:   Robert M. Garst, Chief Executive Officer

PHONE: 717-957-2196

FIRST PERRY BANCORP, INC. AND HNB BANCORP, INC. COMPLETE
CONSOLIDATION TO FORM RIVERVIEW FINANCIAL CORPORATION

Halifax, PA – December 31, 2008 – Riverview Financial Corporation announced its formation today through the consolidation of First Perry Bancorp, Inc. and HNB Bancorp, Inc.  Subsequently, Riverview National Bank was formed through the consolidation of The First National Bank of Marysville and Halifax National Bank.  As a result, Riverview National Bank is the wholly-owned subsidiary of Riverview Financial Corporation.  However, the current branches The First National Bank of Marysville and Halifax National Bank will retain their names.  As a result of the consolidation, Riverview National Bank has assets of approximately $228 million with 8 branch offices in Central Pennsylvania.  These transactions were effective after the close of business today.

“Completion of the consolidation of our two companies in Riverview Financial Corporation has positioned us to capitalize on our current assets and focus on long-term growth and profitability,” said Robert M. Garst, Chief Executive Officer of Riverview Financial Corporation.  “Our customers will benefit from an expanded branch footprint, technological enhancements, a broader product base, and a higher legal lending limit.”

As part of the consolidation, Kirk D. Fox was made President of Riverview Financial Corporation.  The board of directors of Riverview Financial Corporation consists of thirteen members who formerly served on the boards of directors of First Perry Bancorp, Inc. and HNB Bancorp, Inc.

Based on the terms of the consolidation, First Perry shareholders will receive 2.435 shares of Riverview common stock for each share of First Perry common stock they hold, and HNB Bancorp shareholders will receive 2.520 shares of Riverview common stock for each share of HNB Bancorp common stock they hold.

First Perry Bancorp and HNB Bancorp were advised by Bybel Rutledge LLP.  First Perry Bancorp’s financial advisor was Cedar Hill Advisors, LLC.  HNB Bancorp’s financial advisor was Danielson Capital, LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Riverview Financial Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Riverview Financial Corporation’s filings with the Securities and Exchange Commission.